Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Aquarius I Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Units, each consisting of one Ordinary Share, par value $0.0001 per share, one Redeemable Warrant to acquire one-half (1/2) of one Ordinary Share, and one Right to acquire one-tenth of an Ordinary Share(1)	Other	8,625,000	$10.00	$86,250,000.00	0.0000927	$7,995.38
	Equity	Ordinary Shares included as part of the Units(2)	457(g)	8,625,000	—	—	—	—
	Other	Redeemable Warrants included as part of the Units(2)	457(g)	8,625,000	—	—	—	—
	Other	Rights included as part of the Units(2)	457(g)	8,625,000	—	—	—	—
	Equity	Ordinary Shares underlying the Rights included as part of the Units	Other	862,500	$10.00	$8,625,000.00	0.0000927	$799.54
	Equity	Ordinary Shares underlying Warrants included as part of the Units	Other	4,312,500	$11.50	$49,593,750.00	0.0000927	$4,597.35
	Equity	Representative’s Ordinary Shares(2)	Other	20,000	$10.00	$200,000.00	0.0000927	$18.54
	Other	Representative’s Unit Purchase Option	Other	1	$100.00	$100.00	0.0000927	$0.01
	Equity	Units underlying the Representative’s Unit Purchase Option	Other	431,250	$11.00	$4,743,750.00	0.0000927	$439.75
	Equity	Ordinary Shares underlying the Representative’s Unit Purchase Option(2)	Other	431,250	$—	$—	—	$—
	Other	Warrants underlying the Representative’s Unit Purchase Option(2)	Other	431,250	$—	$—	—	$—
	Other	Rights underlying the Representative’s Unit Purchase Option(2)	Other	431,250	$—	$—	—	$—
	Equity	Ordinary Shares underlying Warrants included as part of the Representative’s Unit Purchase Option	Other	215,625	$11.50	$2,479,687.50	0.0000927	$229.87
	Equity	Ordinary Shares underlying the Rights underlying the Representative’s Unit Purchase Option	Other	43,125	$11.00	$474,375.00	0.0000927	$43.98
	Total Offering Amounts					$152,366,662.50	0.0000927	$14,124.39
	Total Fees Previously Paid							$14,124.39
	Net Fee Due							0

(1)	Includes (i) Units, (ii) Ordinary Shares, Redeemable Warrants and Rights underlying such Units, and (iii) Ordinary Shares underlying the Rights included in such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.